Exhibit 99.1

CHARLOTTE RUSSE ANNOUNCES

EXECUTIVE RESIGNATION AND

UPDATED OUTLOOK FOR FIRST QUARTER

SAN DIEGO, California, December 6, 2004 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported that Donna Desrosiers, Executive Vice President and GMM for the Charlotte Russe chain, has resigned for personal reasons.

The company also announced that, as a result of weaker than expected sales during the quarter to date, it is now forecasting that comparable stores sales will decline mid to high single-digits during the first quarter of fiscal 2005 ending on December 25, 2004. The company had previously guided investors to expect a low single-digit comparable sales increase for the quarter.

Mark Hoffman, Chief Executive Officer, remarked: “Sales during the first two months of the quarter have been disappointing, and particularly in November. Our Holiday merchandise at the Charlotte Russe stores has not met with the level of customer acceptance we expected, and the progression of improvements at the Rampage stores has been slower than anticipated. We expect to experience greater intensity of promotional activities this year, especially given the sales weakness being reported by other mall-based junior apparel retailers. With the probability of higher markdown levels, our operating margin for the quarter is expected to decline sharply from the prior year level.

“Based upon current sales trends, and assuming no significant change as we proceed through December, the most important month within the quarter, we would guide investors to expect diluted earnings per share of 7 to 11 cents when we release first quarter financial results on January 20, 2005. This compares to the previous guidance on October 20th of diluted earnings per share of 24 to 28 cents,” concluded Hoffman.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories operating a total of 368 stores in 39 states and Puerto Rico, including eight new stores opened during the current quarter.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 19, 2003, and any amendments thereto.

CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/

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